SNET                                            News Release
                                                227 Church Street
                                                New Haven, Connecticut 06510






                                       October 22, 1996






Analysts contact:            Jim Magrone
                             (203) 771-4662




          SNET ANNOUNCES EARNINGS PER SHARE GROWTH
             OF 9 PERCENT FOR THE THIRD QUARTER


   Southern New England Telecommunications Corporation

(SNET) -- (NYSE: SNG) -- announced today that third

quarter net income for 1996 was $46 million compared

with $41 million for the same period last year.

Earnings per share for the quarter were up 9 percent to

$0.70 from $0.64 in the third quarter of 1995.

   "This is our 11th consecutive quarter of improved

earnings," said Daniel J. Miglio, SNET chairman and

chief executive officer.

   He added, "In the most competitive telecommunications

market in the U.S., we are playing good defense and

good offense.  Robust, profitable growth in our

interstate/international long-distance services

continued in the third quarter.  We also launched

an Internet access service, which is proving to be quite

                          -more-



                             -2-

popular.  And we are entering new markets.  We were

recently granted the nation's first, statewide cable-

television franchise and will be launching our

exciting, competitive product line early next year.

   "Even as we move ahead with local competition, which

is continuing to unfold rapidly in Connecticut, I am

pleased that the 8th Circuit Court of Appeals granted

SNET along with the entire industry last week an

important partial stay of the FCC's Interconnection

Order.  We took the industry lead on this issue, and

the result is that we will not be bound by unfair

national pricing guidelines while our appeal of the FCC

order is considered," he added.

     Consolidated revenues and sales for the third

quarter were up 5 percent to $488 million.  Wireline

revenues rose 5 percent to $394 million.  Revenues more

than doubled from interstate and international long-

distance, while instate toll revenues declined 6 percent

because of discounted pricing plans and increasing

competition.  Local-service revenues grew 5 percent,

reflecting a more than 4 percent increase in access

lines with strong growth in business services and

continued strong growth in second residential lines as

well as vertical services.  In addition, access revenues

were up 3 percent.  Wireless revenues increased 17

percent to $57 million on growth in the customer base of

29 percent.  Information and Entertainment revenues were

flat at $46 million.

                           -more-

                             -3-

   Consolidated operating expenses were up 6 percent.

Wireline expenses increased 11 percent or $24 million,

reflecting strong demand, higher expenses to serve our

expanding interstate and international long-distance

customer base and increased marketing.  Wireless

expenses declined as we successfully stemmed wireless

fraud.  Further, there were transition costs in the

third quarter last year related to the July 1995

cellular acquisitions.  Information and Entertainment

expenses were down in 1996, compared with 1995 when the

company was on the verge of expanding its video-dial-

tone trial, which was subsequently curtailed in favor

of a broad, statewide cable franchise.

   Depreciation and amortization expenses were

relatively flat.  Interest expense declined slightly.

   SNET is a Connecticut-based telecommunications

company reaching beyond its traditional borders to

offer wireline, wireless and information and

entertainment services, including

local, national and international calling; mobile

communications; and publishing, information and

advertising.  The company is building I-SNET,

Connecticut's broadband, information superhighway to

serve all its customers.


                           - ## -


                            SNET
         Preliminary Summary of Consolidated Results
        For the Three Months Ended September 30, 1996
       (Dollars in Millions Except Per Share Amounts)


                                    (Unaudited)
                              For the 3 Months Ended     Percent
                                    September 30,        Change
                                 1996        1995
INCOME STATEMENT
Revenues and Sales              $488.2     $464.9          5%
Costs and Expenses:
 Operating and maintenance       295.3      278.5          6%
 Depreciation
  and amortization                88.5       88.3
 Taxes other than income          13.9       14.7         (5%)
  Total Costs and Expenses       397.7      381.5          4%
Operating Income                  90.5       83.4          9%
Interest                          21.9       24.3        (10%)
Other Income, Net                   .4        5.5
Income Before Income Taxes        69.0       64.6          7%
Income taxes                      23.2       23.3
Net Income                       $45.8      $41.3         11%

Weighted Average Common Shares
 Outstanding (thousands)        65,606      64,957         1%

Earnings Per Share               $0.70       $0.64         9%


STATISTICS
Access Lines in Service
   (thousands)                   2,145      2,056          4%
Interstate Minutes of Use
   (millions)                    1,985      1,817          9%





                            SNET
         Preliminary Summary of Consolidated Results
        For the Nine Months Ended September 30, 1996
       (Dollars in Millions Except Per Share Amounts)


                                    (Unaudited)
                              For the 9 Months Ended    Percent
                                    September 30,       Change
                                  1996        1995
INCOME STATEMENT
Revenues and Sales             $1,450.0   $1,352.8       7%
Costs and Expenses:
 Operating and maintenance        849.9      791.9       7%
 Depreciation
  and amortization                265.9      255.3       4%
 Taxes other than income           41.4       42.5      (3%)
  Total Costs and Expenses      1,157.2    1,089.7       6%
Operating Income                  292.8      263.1      11%
Interest                           67.2       61.3      10%
Other Income, Net                   6.2        9.7
Income Before Income Taxes        231.8      211.5      10%
Income taxes                       83.3       83.4
Net Income                       $148.5     $128.1      16%

Weighted Average Common Shares
  Outstanding (thousands)        65,539      64,800      1%

Earnings Per Share *              $2.27       $1.98     15%


STATISTICS
Access Lines in Service
   (thousands)                    2,145      2,056       4%
Interstate Minutes of Use
   (millions)                     5,890      5,420       9%



 * Excluding 1995 special items announced previously, earnings per share would have increased 8.1% from $2.10 in 1995.





                            SNET
         Preliminary Summary of Consolidated Results
        For the Three Months Ended September 30, 1996
                    (Dollars in Millions)


                                    (Unaudited)
                                For the 3 Months Ended    Percent
                                     September 30,        Change
                                    1996      1995
REVENUES AND SALES

Wireline
Local Service                     $170.5    $161.8         5%
Network Access                      94.4      91.8         3%
Intrastate Toll                     62.1      66.4        (6%)
Interstate and
   International Toll               28.9      12.0       141%
Premium Services and
   Equipment Sales                  26.9      26.2         3%
Other                               11.1      18.1       (39%)
Total Wireline                     393.9     376.3         5%

Wireless
Cellular                            55.2      46.5        19%
Paging                               1.5       1.9       (21%)
Total Wireless                      56.7      48.4        17%

Information and Entertainment       46.0      45.6         1%

Other *                             (8.4)     (5.4)

Total Revenues and Sales          $488.2    $464.9         5%



OPERATING EARNINGS (EBITDA)

Wireline                          $135.7    $140.7        (4%)
Wireless                            11.2      (4.5)
Information and Entertainment       30.0      24.3        23%
Other *                              2.1      11.2

Total Operating Earnings          $179.0    $171.7         4%



 * Includes Real Estate and Holding Company operations and eliminations.




                            SNET
         Preliminary Summary of Consolidated Results
        For the Nine Months Ended September 30, 1996
                    (Dollars in Millions)


                                   (Unaudited)
                               For the 9 Months Ended    Percent
                                    September 30,        Change
                                   1996      1995
REVENUES AND SALES

Wireline
Local Service                     $503.7    $479.2        5%
Network Access                     288.5     276.3        4%
Intrastate Toll                    193.1     202.0       (4%)
Interstate and
   International Toll               71.3      28.1      154%
Premium Services and
   Equipment Sales                  77.1      80.2       (4%)
Other                               37.9      43.9      (14%)
Total Wireline                   1,171.6   1,109.7        6%

Wireless
Cellular                           156.0     110.8       41%
Paging                               4.5      10.7      (58%)
Total Wireless                     160.5     121.5       32%

Information and Entertainment      138.1     135.7        2%

Other *                            (20.2)    (14.1)

Total Revenues and Sales        $1,450.0  $1,352.8        7%



OPERATING EARNINGS (EBITDA)

Wireline                          $436.6    $416.9        5%
Wireless                            23.4      (6.3)
Information and Entertainment       85.0      78.0        9%
Other *                             13.7      29.8

Total Operating Earnings          $558.7    $518.4        8%



 * Includes Real Estate and Holding Company operations and eliminations.




                            SNET
       Preliminary Operating and Financial Statistics
                         (Unaudited)


                                                     Percent
                                 At September 30,    Change
                                 1996       1995

Access Lines in Service
   (thousands)                    2,145     2,056       4%

Second Access Lines in Service
   (thousands)                       91        71      28%

Interstate & International Toll
  Billed Telephone Numbers
   (thousands)                      616       240     157%

Cellular Subscribers            368,277   285,604      29%

Telephone Company
  Wireline Employees              8,264     8,385      (1%)

Total Employees                   9,511     9,718      (2%)

Shareholders' Equity
   (millions)                    $440.8  $1,019.7     (57%)

Common Shares Outstanding
   (thousands)                   65,510    64,947       1%

Debt Outstanding (millions):
  Short-term                     $187.3    $191.6      (2%)
  Long-term                    $1,169.7  $1,182.5      (1%)




                                SNET
          Preliminary Operating and Financial Statistics
                             (Unaudited)


                                      For the 3 Months Ended    Percent
                                           September 30,        Change
                                          1996      1995

Minutes of Use (millions):
     Interstate Access                   1,985     1,817          9%
     Intrastate Access                     248       182         36%

Intrastate Message Volume (thousands):
     Toll                               97,559    99,274         (2%)
     WATS                               19,035    17,993          6%

Weighted Average Common Shares
     Outstanding (thousands)            65,606    64,957          1%




                                      For the 9 Months Ended   Percent
                                          September 30,        Change
                                         1996      1995

Minutes of Use (millions):
     Interstate Access                   5,890     5,420          9%
     Intrastate Access                     698       486         44%

Intrastate Message Volume (thousands):
     Toll                              302,084   295,364          2%
     WATS                               57,524    55,257          4%

Weighted Average Common Shares
     Outstanding (thousands)            65,539    64,800          1%